NEWS RELEASE
For more information:
Cindy Moon-Mogush, Corporate Communications
920.431.8034

Associated Banc-Corp Announces 32-Cent Dividend

CEO Cites Company Momentum at Annual Shareholders’ Meeting

MIILWAUKEE – April 23, 2008 – Associated Banc-Corp (NASDAQ: ASBC) Chairman and CEO Paul S. Beideman announced a 3.2 percent increase in the company’s regular quarterly cash dividend to 32 cents per share, from 31 cents, at today’s annual meeting of shareholders.

Shareholders of record on May 7, 2008, will receive the dividend on May 15, 2008. This makes 2008 the 38th consecutive year of dividend increases for Associated and the company’s 153rd consecutive quarterly cash dividend.

At the annual meeting, Beideman pointed to the momentum the company is seeing in implementing its strategic priorities. “We’ve positioned the company to navigate the challenging environment and to succeed,” Beideman said.

Also at today’s meeting held at the Milwaukee Art Museum:

•	Shareholders re-elected directors Beideman, Ruth M. Crowley, Robert C. Gallagher, William R. Hutchinson, Eileen A. Kamerick, Richard T. Lommen, John C. Meng, Dr. Carlos E. Santiago, and John C. Seramur to a one-year term on the board.

•	Affirmed the independent registered public accounting firm of KPMG LLP as Associated’s outside auditor.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $22 billion. Associated has approximately 300 banking offices serving 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

-— more —

F

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.